FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into this 28th day of February, 2001, by and between HAROLD'S STORES, INC. ("Harold's") and HAROLD G. POWELL ("Powell"). For and in consideration of the mutual covenants set forth herein, Harold's and Powell agree as follows:

1. Employment Agreement. Harold's and Powell are parties to an Employment Agreement dated February 1, 1999, (the "Employment Agreement"). Pursuant to Section 4.01 of the Employment Agreement, the Agreement expired on January 31, 2000. Following that date, Powell has continued as a consultant of Harold's as contemplated by Section 4.02 of the Employment Agreement, which survived expiration of the Employment Agreement. Harold's and Powell desire to amend Section 4.02 of the Employment Agreement as set forth herein.

2. Amendment to Section 4.02. The last sentence of Section 4.02 of the Employment Agreement is amended to state in its entirety as follows:

Harold's shall pay to Powell the sum of Twenty-Five Thousand Dollars ($25,000.00) per annum for such services.

3. Effective Date. The Effective Date of this First Amendment shall be upon the closing of the transaction contemplated in the $6,000,000 Preferred Stock Issuance Preliminary Indicative Summary of Terms dated February 6, 2001, with Harold's as issuer and INTER-HIM, N.V. as Purchaser.

4. Other Provisions. As amended by this First Amendment, Section 4.02 of the Employment Agreement shall remain in full force and effect. All other provisions of the Employment Agreement, except for Sections 5.01 - 5.05, are of no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

HAROLD'S STORES, INC.

By:

Title:

HAROLD G. POWELL